EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of Invitel Holdings A/S of our report dated February 29, 2008 relating to the consolidated financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of the Hungarian Telephone and Cable Corp., which appears in such Registration Statement.

We also consent to the use in this Registration Statement on Form F-4 of Invitel Holdings A/S of our report dated August 8, 2008 relating to the consolidated financial statements of Memorex Telex Communications A.G., which appears in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers Kft.

Budapest, Hungary

November 28, 2008